EXHIBIT (14)(b)

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

AUTHORIZATION TO USE POWER OF ATTORNEY

RESOLVED, that for the purposes of facilitating the execution and filing of any registration statements and any amendments or supplements thereto, the President and Chief Executive Officer of the Company and the Vice President and Chief Financial Officer of the Company ("Officers") are each hereby authorized to designate as their attorneys and agents the Chief Counsel of the Company, and/or such other attorneys or other employees of the Company as the Chief Counsel may designate, and each such Officers is further authorized to execute and deliver to the designated individuals a written power of attorney authorizing such individuals to execute, deliver, and file in such Officer's name any such registration statement or amendment or supplement thereto.

Dated: July 24, 2003